TRADE MARK LICENSE AGREEMENT

THIS LICENSE AGREEMENT (**"Agreement"**) is made and entered into as of the 1st day of April, 2010 by and between **SECOND CITY, INC.**, a Nevada corporation, (**"Licensor"**) and **BUZZ KILL, INC.**, a New York corporation (**"Licensee"**). The parties hereinafter may be referred to individually as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS, Licensor is the owner of the entire right, title and interest in and to the United States trademark **SECOND CITY**, Registration No. 1,413,702, registration date October 14, 1988, as depicted in Schedule "A" annexed hereto and forming a part of this Agreement (the "**Mark**"), and the goodwill associated with the Mark;

AND WHEREAS, Licensor has produced and/or acquired the outright ownership of certain scripts, comedic material and similar intellectual property, and continues to develop and/or acquire additional scripts, material and intellectual property for exploitation in association with the Mark;

AND WHEREAS, Licensor has established an excellent reputation and accumulated goodwill with the public from the exploitation of its proprietary intellectual property in association with the Mark in various entertainment formats, media and distribution channels including, without limitation, live theatre and cabaret shows, television and recorded audio-visual products, which excellent reputation and associated goodwill has been and continues to be a unique and valuable benefit to Licensor;

AND WHEREAS, Licensee recognizes the benefits and value to be derived from being licensed by Licensor to use the Mark in association with the exploitation by the Licensee and its duly authorized, arms length, third party, distribution licensees ("**Third Party Distributors**"), of that certain theatrical motion picture film entitled "**BuzzKill**" produced and owned by the Licensee (the "**Film**") based upon the screenplay written by Steven Kampmann and Matt Smollon;

AND WHEREAS, Licensee desires to utilize the Mark in the presentation and exploitation of the Film to the public in the manner and subject to the terms and conditions set out in this Agreement, and has had a full and adequate opportunity to be thoroughly advised of the terms and conditions of this Agreement by independent legal counsel of its own choice;

AND WHEREAS, Licensor is willing to grant to Licensee a license to present and exploit the Film to the public using the Mark in accordance with, and subject to the terms and conditions set out in this Agreement;

NOW THEREFORE, incorporating the foregoing as part of this Agreement and in consideration of the premises and the terms and conditions set forth herein, the parties hereby agree as follows:

1. Grant of License.

(a) Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee for and during the Term of this Agreement (as defined herein) the non-exclusive right, license and authority to use, reproduce, perform and display the Mark exclusively in connection with the presentation and exploitation of the Film in any and all formats and in and through all media and distribution channels now known or hereafter invented throughout the world (the "**License**").

(b) The Licensee shall use the Mark exactly as set out in Schedule "A" hereto and may not adopt or use any variation of the Mark, or any other trade mark, logo or other intellectual property of the Licensor, whether registered or unregistered, without the prior written consent of Licensor.

(c) Notwithstanding anything to the contrary herein, the License is exclusive to the Licensee only with respect to the Film and does not include any right to the Licensee to use the Mark in any other way including, without limitation, in association with the presentation or exploitation of any prequel, sequel, adapted or "spin-off" dramatic, artistic, musical, literary or cinematographic or audio-visual work derived from, or otherwise associated with the Film. All rights in and to the Mark, and all interests of the Licensor in intellectual property of any kind, other than as expressly licensed to the Licensee hereunder are hereby expressly reserved to Licensor. For greater certainty, the Licensor expressly reserves the right to license the Mark to any third party for use in the presentation and exploitation of any work or works other than the Film, provided such work(s) do not infringe Licensee's rights in the Film.

2. Payments to Licensor.

(a) As consideration for the License granted herein, and subject to Section 2(b) hereof, Licensee covenants and agrees to pay and shall pay to Licensor as a royalty (the "**Royalty**"), a sum equal to ten percent (10%) of the Producer Gross Receipts (as defined hereinafter) received by the Licensee during the Term of this Agreement. The payment of the Royalty shall be made quarterly, by check or other means acceptable to Licensor and Licensee, in respect of each year and shall be due and payable to the Licensor within thirty (30) days after the end of each calendar quarter as herein provided.

(b) The term "**Producer Gross Receipts**" as used herein shall mean:

(i) all revenue directly or indirectly received by the Licensee from consumers and end users in respect of the Licensee's presentation, exploitation and/or distribution of the Film or Goods (as that term is defined in section 7(a)) to consumers and end users in any and all formats and in and through all media and distribution channels now known or hereafter invented throughout the world. For the purposes hereof, revenue received by all third parties which are controlled by, or which control, the Licensee or which are related to the Licensee for the purposes of the federal tax laws applicable in the United States of America shall be deemed by the Parties hereto to be revenue indirectly received by the Licensee; and

(ii) all revenue directly or indirectly received by the Licensee from the Licensee's Third Party Distributors of the Film and Goods, net of all reasonable distribution fees, distribution costs and other authorized costs and expenses of the Third Party Distributors paid or deducted by Third Party Distributors pursuant to written distribution agreements, including all amendments thereof, between the Licensee and Third Party Distributors ("**Third Party Distribution Agreements**").

(c) Licensee covenants and agrees that it shall keep and preserve during the Term of this Agreement, full and complete business and financial books and records and original executed copies of all of Licensee's written agreements with related and independent third parties, including all Third Party Distribution Agreements, pertaining to Licensee's direct and indirect presentation, exploitation and/or distribution of the Film and Goods in any and all formats and in and through all media and distribution channels now known or hereafter invented throughout the world, including with respect to the calculation of Producer Gross Receipts (collectively, the "Records"), in a manner and form in keeping with generally accepted accounting principles and normal business practices and shall, at its expense, cause such books and records to be maintained at the Licensee's head office address disclosed herein, and audited annually, and cause a copy of the auditor's report to be provided to Licensor no later than forty-five (45) days following the end of each fiscal year of the Licensee. In no event shall Records be maintained for less than two (2) years from the end of the reporting period to which they relate. Notwithstanding the Licensee's audit obligation hereunder, Licensee shall permit Licensor and Licensor's representatives to examine and/or audit, and for the purposes thereof to make copies of, all such Records at any and all reasonable times upon not less than three (3) days' prior written notice at Licensor's expense once in each fiscal year.

(d) Each quarterly accounting statement shall be deemed correct and conclusive and binding on Licensor on the expiration of twenty-four (24) months after it is given; provided that if the Licensor delivers a written notice to the Licensee objecting to any statement or item within such twenty-four (24) month period and if such notice specifies in detail the particular items to which the Licensor objects and the nature of the Licensor's objections thereto, then insofar as such particular items are concerned, such statements shall not be deemed correct or binding on the Licensor hereunder.

3. Advertising and Promotion.

(a) Licensee covenants and agrees that it shall advertise the Mark only in a professional and responsible manner and that no advertising or other use of the Mark shall contain any statement or material which may, in the sole subjective judgment of Licensor, be misleading, in bad taste or inconsistent with Licensor's marketing strategies or public image.

(b) Notwithstanding the provisions of Section 3(a) above, Licensee covenants and agrees that it shall submit all advertising and promotional material to Licensor or Licensor's designee for Licensor's written approval prior to use, such approval not to be unreasonably withheld or delayed. Licensor reserves the right to withdraw such approval in its sole discretion and Licensee shall promptly cease use thereof upon withdrawal of such approval. Notwithstanding the foregoing, nothing herein shall require

Licensor to recall or destroy items utilizing the Mark as previously approved, except that Licensee shall use all commercially reasonable efforts to do so in the event that the continued use thereof subjects Licensor to third party liability.

(c) Except as contemplated by the terms of this Agreement, Licensee shall not engage in or authorize any third party advertising in or relating to the Film or Goods without obtaining the prior written approval of Licensor. For greater certainty, the Parties agree that the revenues, if any, actually received by Licensee from any such approved advertising shall be included in the definition of Producer Gross Receipts.

4. Licensee's Obligations and Undertakings.

(a) Licensee recognizes that it is essential to the proper marketing of the Film and Goods presented by Licensee and to the preservation and promotion of the Mark and the continued acceptance by the general public of the excellent reputation of the Mark that the quality of the Film and Goods presented by Licensee be at least as high as the quality of entertainment products and services presented in the ordinary course by Licensor and other licensees of Licensor.

(b) The Mark shall be used in the form "**The Second City**" followed by the word "Presents" in the front credits above the title of the Film and elsewhere in the Film as the Licensee may designate and the Licensor may approve. The form of presentation of the Mark, "The Second City Presents", may also be used in association with the title of the Film in the following way: "The Second City Presents BuzzKill" or "The Second City's BuzzKill" at Licensee's election in all advertising and promotion material used for the Film and in or on Goods, subject to the final approval of Licensor.

(c) If requested by the Licensor, the Licensee shall place or cause its Third Party Distributors to place the following notice or such other notice as may be prescribed by the Licensor in the end credits of the Film and on any and all advertising, promotional material, documents or files posted on the Film's or Licensee's web site, or in a disclaimer or legal statement on a web site which bear or display the Mark in such a fashion as to ensure that it will be legible:

™ Trade Mark of Second City, Inc., used under license.

(d) Licensee covenants and agrees that no change shall be authorized or made to the use of the Mark in the Film or in association with the Goods or the marketing materials used in connection with the Film or Goods after the initial use of the Mark in connection therewith has been approved by Licensor without first obtaining Licensor's prior written consent to such change, which consent shall not be unreasonably withheld.

(e) Licensor acknowledges and agrees that the day-to-day exploitation control of the Film and/or Goods shall be at the discretion of the Licensee and the Third Party Distributors.

5. Costs.

Licensor shall not be obligated to pay for any expenses, charges, fees or taxes arising out of or incidental to the production, presentation or exploitation of the Film or Goods by Licensee or its Third Party Distributors. Licensee shall indemnify and hold harmless Licensor from and against any and all liability, loss, cost or expense (including court costs and reasonable attorneys' fees) for any claims, demands, suits or causes of action, of whatsoever nature and by whomsoever asserted, in any way relating to the expenses, costs, fees and taxes set forth in this Section 5. Notwithstanding the foregoing, the relationship between the Parties is a collaborative effort to enhance the sale of the Film and therefore Licensor will reasonably assist and cooperate with advertising, promotions, and media marketing efforts of Licensee and its Third Party Distributors under this Agreement in Licensor's sole discretion. Unless otherwise agreed to by the Parties, Licensee shall be responsible for the costs of all efforts relating to the foregoing.

6. Rights in Mark, Format and Scripts.

(a) Licensor represents and warrants that it is the owner of the entire right, title and interest in and to the Mark and has full right and authority to grant to Licensee the license and rights described in this Agreement. Licensor covenants and agrees to keep and maintain at all times hereafter all of the foregoing right, title, interest and authority. Licensor shall indemnify, protect, defend and hold Licensee harmless from and against any third party claim, suit or demand arising out of Licensor's breach of any representation or warranty in this Section 6(a) which is reduced to a final, non-appealable judgment of a court of competent jurisdiction.

(b) Nothing contained in this Agreement shall give Licensee any right, title or interest in the Mark, except the right to use the Mark in strict accordance with the provisions of this Agreement, and Licensee shall not attempt, directly or indirectly, to license any other person or entity to use the Mark independent of or otherwise than as an integral part of the Film or Goods and in advertising and promotional uses thereof (subject to Section 6(e) below). Licensee shall not use the Mark, with or without any other word or words, as part of its corporate name or for the purpose of advertising its products or services other than the Film or Goods without the prior written consent of Licensor, which consent may be arbitrarily withheld.

(c) Licensee shall not at any time contest, or assist others in contesting, the validity, ownership or right of Licensor to use the Mark.

(d) Licensee shall promptly notify Licensor, in writing, of any infringement or potential infringement of the Mark of which it has become aware. Without the express written consent of Licensor, Licensee shall have no right to bring any action or proceeding or settle any claim relating to such infringement or potential infringement or which involves, directly or indirectly, any issue the litigation of which may affect any of Licensor's rights in the Mark, or any other rights of Licensor.

(e) Licensee agrees that Licensor shall first approve in writing the layout, design and content of any and all advertising, informational or other promotional materials in which the Mark licensed hereunder is used.

7. Sale of Goods by Licensee.

(a) Licensor hereby grants Licensee a license to use, reproduce and display the Mark in connection with the rental or sale of physical or digital copies (e.g., download to own or rent such as video on demand or electronic sell-through products) of the Film as well as merchandise associated with or promoting the Film (collectively the "**Goods**"), including, but not limited to, t-shirts, sweatshirts and hats, provided that prior to offering any Goods for sale, the type and quality of the Goods and the use of the Mark in connection therewith must first be approved in writing by Licensor, which approval shall not be unreasonably withheld or delayed.

(b) Licensee covenants and agrees that the Goods shall be of high standard and of such quality, style and appearance as shall (in the sole judgment of Licensor) be reasonably adequate and suited to their exploitation and to their best advantage and to the protection and enhancement of the Mark; that such Goods will be manufactured, packaged and sold in accordance with all applicable laws, and that the sale of such Goods shall be made in such a manner so as not to adversely reflect upon or affect the Mark or the good name of Licensor.

(c) Prior to selling any Goods, Licensee shall furnish to Licensor, free of cost, for examination and for written approval, a reasonable number of samples of each of the Goods proposed to be sold by Licensee, together with the proposed packaging, if any, relating to such Goods. Any item not disapproved within ten (10) business days after receipt shall be deemed approved.

(d) Licensee will not alter the Goods, as approved, in any respect without Licensor's prior written consent which shall not be unreasonably withheld or delayed.

(e) Licensor shall furnish Licensee with appropriate trademark notices which trademark notices shall be placed on the Goods by Licensee.

8. Indemnification and Insurance.

(a) Licensee agrees to forever indemnify and hold harmless Licensor and its shareholders, principals, employees and agents from and against any and all claims, liabilities, expenses, damages and costs (including reasonable attorneys' fees) (collectively "**Damages**") due to injury to any person, including, but not limited to, defamation, or to property arising from or resulting from the activities or omissions of Licensee in connection with the rights granted under this Agreement or the breach by Licensee of any agreement, covenant, representation or warranty made by Licensee hereunder except to the extent such Damages result from Licensor's negligent or willful act or omission.

(b) Licensor agrees to indemnify and hold harmless Licensee from and against any Damages due to injury to any person including, but not limited to,

defamation or to property arising from or resulting from the reliance by Licensee upon the representations and warranties of Licensor regarding its ownership of the Mark in the event such representations and warranties of ownership are proven to be false, except to the extent such Damages result from Licensee's negligent or willful act or omission.

(c) Unless otherwise agreed by Licensor, Licensee represents, warrants and covenants that Licensee has and will maintain an errors and omissions insurance policy in an amount not less than One Million Dollars (U.S. $1,000,000.00) per occurrence and Three Million Dollars (U.S. $3,000,000.00) in the aggregate, that it will cause the Insurer to add the Licensor and its shareholders, principals, employees and agents as named insured parties under the policy, and that it will provide to the Licensor a certified copy of the insurance policy.

9. Conditions and Limitations upon Sale or Assignment.

(a) Except as specifically set forth in this Agreement, Licensee shall not sell, assign, transfer, hypothecate, pledge, lien, charge or encumber this Agreement or any part hereof, without the prior written consent of Licensor. If Licensee is a corporation, limited liability company, partnership, unincorporated association or similar entity, the same terms of this Section 9 shall be deemed to apply to any sale, resale, pledge, assignment, transfer, hypothecation, lien, charge or encumbrance of the voting stock of, or other ownership interest in, the Licensee, which would alone or together with other related, previous, contemporaneous or proposed transfers, result in a change of "control" of Licensee within the meaning of the Securities Exchange Act of 1934 and the regulations promulgated thereunder. In the event of any proposed transfer of this Agreement or ownership interest in Licensee that requires the prior written consent of Licensor, Licensor shall not unreasonably or arbitrarily withhold or delay such consent if the proposed transferee of this Agreement or the proposed transferee of an ownership interest in Licensee, as the case may be, is a person or entity of good character and reputation and has the financial ability to undertake and comply with all of the obligations of the Licensee under this Agreement.

(b) Notwithstanding the foregoing, Licensee may sell or assign to (i) a parent company, subsidiary, affiliated or controlling corporation, or (ii) any entity acquiring all or substantially all of Licensees stock or assets, provided in each case that any such assignee agrees in writing to assume, undertake and comply with all of Licensee's obligations under this Agreement, and has the financial ability to do so, and that Licensee remains primarily responsible to Licensor in the event of any default by the assignee.

10. Term and Renewal.

The term of this Agreement shall be of indefinite duration from its Effective Date (the "**Term**") but may be terminated by the Licensor in accordance with Section 11 hereof.

11. Default and Termination.

(a) Upon the occurrence of any breach by Licensee of any covenant made by it hereunder, or any of the following events of default, Licensor may, after notifying Licensee In writing of such default and Licensee's failure to cure such default within thirty (30) days thereafter, at Licensor's sole option, without prejudice to any other rights and remedies provided for hereunder or in connection herewith at law or in equity, terminate this Agreement:

(i) if Licensee fails to pay when due the Royalty required to be paid under this Agreement, or fails to grant access to its Records to the Licensor or its duly authorized representatives for the purposes of audit pursuant to Section 2(c) hereof ;

(ii) if Licensee shall use the Mark other than as expressly authorized by this Agreement, or if Licensee shall attempt to assign, transfer or convey its right to use the Mark, or if Licensee shall use the Mark in derogation of Licensor's rights pursuant to this Agreement, or if Licensee shall use the Mark in a manner not authorized by Licensor pursuant to the terms of this Agreement;

(iii) if Licensee shall purport to effect any sale, assignment, transfer, hypothecation, pledge, lien, charge or encumbrance of this Agreement, or any rights or interests granted hereunder, other than in accordance with the provisions of Section 9 and Section 13(c) of this Agreement, or if any assignment of this Agreement shall occur by operation of law or judicial process;

(iv) if Licensee shall make any changes to the Mark other than pursuant to the terms of this Agreement and, in particular, Section 4(b) and 4(c) hereof;

(v) if Licensee shall cease or threaten to cease to carry on its business; or

(vi) if Licensee shall generally not pay its debts when due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceedings shall be instituted by or against the Licensee seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, Insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee In bankruptcy or other similar, official for it or for all or any material part of its undertaking or property, or the Licensee shall take any corporate or other action to authorize or consent to any of the foregoing actions.

(b) Upon the occurrence of an uncured breach by Licensee or any of the events of default set forth in this Section 11, Licensor may, without prejudice to any other rights or remedies contained in this Agreement or provided for at law or in equity,

terminate this Agreement. If Licensor elects to terminate this Agreement, such termination shall be effective upon Licensee being given written notice from Licensor of its election to terminate this Agreement. On the expiration or termination of this Agreement, the Parties agree to cooperate to effect an orderly termination of their relationship and do so in a manner that will not disparage the other Party or the goodwill associated with the Mark, and Licensee and its Third Party Distributors shall immediately and completely discontinue all further use of the Mark, and shall return any and all materials and artwork related to the Mark to Licensor. Further, Licensee hereby agrees to the granting by a court of competent jurisdiction of injunctive relief to the Licensor to enforce the foregoing covenant of the Licensee. Notwithstanding the foregoing, any licensee of Licensee or its Third Party Distributors may continue to use the Mark in the Film or in association with existing Goods or existing marketing materials used in connection with the Film or Goods pursuant to the terms of any then-existing license agreement until such third-party license agreement expires pursuant to the terms thereof. For the avoidance of doubt, Licensee shall not be required to recall the Film, or any existing Goods or existing related materials utilizing the Mark, if such items and the uses thereof were approved by Licensor in accordance with the terms contained herein and such approval was not withdrawn in accordance with Section 3(b).

(c) All definitions, and the Parties' rights and obligations arising under the following Sections and paragraphs of this Agreement shall survive any termination of this Agreement, along with any other provision that by their nature or terms should survive: 2 through 5, 8, 9, 11 and 13.

12. Licensee's Acknowledgments.

(a) Licensee hereby acknowledges that it has conducted an independent investigation of the business benefit contemplated by this Agreement and recognizes that it involves business risks, and that making a success of the use of the Mark in association with the exploitation of the Film and Goods is dependent upon the business acumen of the Licensee and the commercial acceptance of the Film. Licensor expressly disclaims the making of, and Licensee acknowledges that it has not received or relied upon, any representation, warranty or guaranty, expressed or implied by the Licensor, as to the potential profits or success of the exploitation of the Film in association with the use of the Mark as contemplated by this Agreement.

(b) Licensee hereby acknowledges that the final form of this Agreement is the result of arms-length negotiations between Licensor and Licensee and Licensee expressly warrants that it has no knowledge of any representation by Licensor or its officers, directors, shareholders, employees, agents or servants about the business contemplated by this Agreement that are contrary to the terms of this Agreement. Licensee further agrees and covenants, as an inducement to Licensor to enter into this Agreement, to waive application of any franchise investment law applicable to the transaction contemplated by this Agreement.

(c) Licensee acknowledges that it has received, read and understands this Agreement and that Licensee has had an opportunity to review this Agreement with its own legal counsel,

(d) Licensee hereby acknowledges and agrees that irreparable injury will result to Licensor in the event of the breach of the covenants set forth in this Agreement. In the event Licensee breaches any of the covenants in this Agreement, Licensee agrees that in addition to all other remedies which may be available hereunder, Licensor shall be entitled to seek and obtain both temporary and permanent restraining orders or injunctions issued by a court of competent jurisdiction in order to prevent the violation of any of the covenants made by Licensee pursuant to this Agreement.

(e) Licensee hereby acknowledges and agrees that nothing contained in this Agreement shall be construed to place Licensor and Licensee in a relationship as partners, joint venturers, franchisor and franchisee, employer and employee or principal and agent, nor shall Licensee be considered in any sense an affiliate of Licensor. Licensee shall not have any authority to create or assume in Licensor's name or in its behalf any obligation, express or implied, or to act or purport to act as Licensor's agent or legally empowered representative for any purpose whatsoever.

13. Miscellaneous.

(a) if any provision of this Agreement shall be void as contrary to applicable law, it is agreed that such provision shall be omitted from this Agreement and that the remainder hereof shall be and remain in full force and effect, as if such omitted provision had not been included herein.

(b) This Agreement expresses the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersedes and negates all prior understandings and agreements with respect thereto and may not be altered, amended or modified in any manner except by written agreement of the Parties.

(c) The Licensor's rights and obligations under this Agreement may be assigned by Licensor, and this Agreement shall be binding on and enure to the benefit of the Licensor's successors and assigns. The Licensee's rights and obligations under this Agreement may not be assigned without the prior written approval of the Licensor, which approval may not be unreasonably withheld, and any permitted assignment shall be binding on and enure to the benefit of Licensee's successors and assigns, to the extent permissible under these terms.

(d) All notices to be given by either Party to the other shall be in writing and shall be sent either by certified mail, postage prepaid, return receipt requested, or by Federal Express, U.P.S. or other nationally-known overnight courier service (provided a receipt is given therefor), or by electronic mail to the address of the Party to whom given. Such notice shall be deemed to be given on the business day next following the

date that such notice was deposited in the mail or with said courier service, as aforesaid except with respect to notices requesting or requiring Licenser's approval, which notices shall be deemed given on the date received by Licensor. For purposes of this agreement, notices to be given to Licensor shall be sent to Second City, Inc., 1616 North Wells Street, Chicago, Illinois 60614, Attention: Andrew Alexander, President aalexander@secondcity.com, with a copy to Cassels Brock & Blackwell LLP, Scotia Plaza, Suite 2100, 40 King Street West, Toronto, Ontario M5H 3C2, Attention: Casey M. Chisick, cchisick@casselsbrock.com, and notices to Licensee shall be sent to Buzz Kill, Inc. Attention: Thomas Hanna, 4 Park Avenue, Suite 16k, New York City, New York, 10016 USA. thannajr@aol.com .

Each address and addressee is subject to change by notice from the other Party.

(e) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Nevada, notwithstanding the application of principles of conflicts of laws.

(f) A waiver by Licensor of any breach of any provision of this Agreement by Licensee shall not be construed to be a waiver of any succeeding breach or any such provision or waiver of the provision itself.

(g) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

LICENSOR:	LICENSEE:
SECOND CITY, INC.	**BUZZ KILL, INC.**
Per: [signature]	Per: [signature]
Lou Carbone, C.F.O.	Thomas Hanna, President